FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
November 8, 2007	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Third Quarter Revenues Up Sharply;

First-Ever Quarterly Net Income

Salt Lake City, November 8, 2007 – FX Energy, Inc. (NASDAQ: FXEN) today announced financial and production results for its third quarter ended September 30, 2007. The Company reported earnings of $166,000, or $0.00 per share, compared to a net loss in the 2006 quarter of $(1.7) million, or $(0.05) per share. Revenues rose $3.4 million, or 185 percent, on record oil and gas production.

Fourth Consecutive Record for Revenues and Production

The Company reported its fourth consecutive quarter of record oil and gas revenues. Oil and gas revenues for the 2007 third quarter were $4.0 million, almost triple the $1.4 million for the 2006 third quarter. Total revenues, which include oil field services revenues, jumped to $5.2 million, again almost triple the $1.8 million for the 2006 third quarter.

The record oil and gas revenue came as a result of ongoing large production gains from the Company’s properties in Poland. The Company reported its fourth consecutive quarter of record natural gas production in Poland. Gas production for the third quarter was at a new record of 466 Mmcf, some 700 percent above the 56 Mmcf for the same quarter of 2006. Total oil and gas production in Poland for the second quarter was 495 Mmcfe, compared to 59 Mmcfe during the third quarter of 2006. Total oil and gas production company-wide, including the company’s US properties, jumped more than 200 percent to a new third quarter record of 598 Mcfe.

Costs Rise with Expanded Exploration Efforts and Increased Production

Total costs for the third quarter rose $1.5 million from $3.8 million in 2006 to $5.3 million for the 2007 period. The largest contributor was a $465,000 rise in exploration costs as the Company continues to establish a larger exploration presence in Poland. Lease operating expenses also rose by $307,000 due to the large increase in oil and gas production.

Clay Newton, FX’s Vice President Finance, remarked, “Our first ever quarterly profit is certainly a new benchmark for us. Our investments in Poland, which have been very long-term and strategic in nature, are now showing meaningful financial results. We will continue to invest heavily there to broaden our position. We think the opportunities available to us there are almost unique for an oil and gas company of our size.”

Mr. Newton continued, “We expect to see some production declines in the future from our existing producing wells in Poland. However, we currently have 3 wells there that are shut-in awaiting pipeline connections and gas sales contracts. These wells should add to our production and revenues in the future. We also anticipate that our new investments in Poland will add to future revenues. On balance, we’re quite pleased with both our operations and financial results in Poland.”

Nine-Month Results

The Company reported earnings of $(5.1) million, or $(0.14) per share, for the first nine months of 2007, compared to $(8.0) million, or $(0.23) per share, for the same period of 2006. The narrowing loss was attributable to oil and gas revenue gains.

Those same oil and gas revenue and production gains drove earnings before interest, taxes, depreciation, amortization, and exploration expense (EBITDAX)(1) some 800 percent higher. EBITDAX rose from $(0.9) million to $6.5 million.

Like those of the third quarter, 2007 first nine month oil and gas revenues also reached record levels. The Company enjoyed oil and gas revenues of $11.3 million, compared to $3.7 million for the first nine months of 2006, an increase of 205%. Total revenues for the first nine months of 2007 were $13.9 million, compared to $5.1 million in the first nine months of 2006.

Natural gas production in Poland was 1,366 Mmcf during the first nine months of 2007, compared to 128 Mmcf during the same period of 2006. Total oil and gas production in Poland was 1,475 Mmcfe during the 2007 six-months, compared to 131 Mmcfe during the first nine months of 2006. Total company-wide production rose from 476 Mmcfe during the first nine months of 2006 to 1,787 Mmcfe for the 2007 first nine months.

The Company also reported positive cash flow from operating activities during the first nine months of 2007. The Company generated $234,000 in cash from operating activities during 2007. During the first nine months of 2006, the Company used $5.1 million in operating activities.

At September 30, 2007, the Company’s working capital was $20.1 million versus $12.0 million at December 31, 2006. In addition to its working capital, the Company’s $25 million international credit facility remains unused.

About FX Energy

FX Energy is an independent oil and gas exploration and production Company. Through 2006, most of the Company’s production has been in the United States, primarily in Montana. However, the Company’s exploration activity is focused on Poland and production commenced from two successful exploration wells in late 2006. The Company has focused on Poland because it has provided attractive conventional oil and gas exploration and production opportunities. The Company holds a land position of 1.2 million acres surrounding and adjacent to its Wilga discovery and over 3.0 million acres in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped potentially significant gas resource. FX Energy is exploiting this untapped potential to create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

______________________________

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.

(1) Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization and exploration expense (EBITDAX) is a non-GAAP measure presented because of its acceptance as an indicator of an oil and gas exploration and production Company’s ability to internally fund exploration and development activities and to service debt. EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles. The table below reconciles EBITDAX with income from continuing operations as derived from the Company’s financial information.

EBITDAX:	Nine months ended:
	Sept 30, 2007	Sept 30, 2006
Net loss	$ (5,141)	$ (7,972)
Income tax provision (benefit)	—	—
Interest income and expense, net	(255)	(553)
Depletion, depreciation and amortization	1,652	831
Exploration expense	6,973	3,843
Stock compensation expense	2,132	2,115
Other non-cash items	1,122	876
EBITDAX	$ 6,483	$ (860)

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$ 6,447	$ 4,644
Marketable securities	15,345	10,448
Accounts receivable:
Accrued oil and gas sales	2,143	1,615
Joint interest and other receivables	1,094	973
Inventory	175	206
Other current assets	479	322
Total current assets	25,683	18,208

Property and equipment, at cost:
Oil and gas properties (successful efforts method):
Proved	25,614	19,293
Unproved	1,177	2,912
Other property and equipment	5,352	4,624
Gross property and equipment	32,143	26,829
Less accumulated depreciation, depletion and amortization	(8,786)	(7,134)
Net property and equipment	23,357	19,695

Other assets:
Certificates of deposit	407	382
Loan fees	981	882
	1,388	1,264
Total assets	$ 50,428	$ 39,167

-- Continued --

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share data)

-- Continued --

	September 30,	December 31,
	2007	2006
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$ 3,545	$ 5,234
Accrued liabilities	2,023	1,007
Total current liabilities	5,568	6,241

Long-term liabilities:
Asset retirement obligation	1,020	961

Total liabilities	6,588	7,202

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares
authorized, no shares issued as of September 30, 2007 and
December 31, 2006	—	—
Common stock, $0.001 par value, 100,000,000 shares
authorized, 37,634,017 and 35,560,744 issued and
outstanding as of September 30, 2007 and
December 31, 2006 respectively	38	36
Additional paid-in capital	142,706	125,706
Accumulated other comprehensive loss	(58)	(72)
Accumulated deficit	(98,846)	(93,705)
Total stockholders’ equity	43,840	31,965

Total liabilities and stockholders’ equity	$ 50,428	$ 39,167

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

(in thousands, except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
Revenues:
Oil and gas sales	$ 4,014	$ 1,411	$ 11,267	$ 3,701
Oilfield services	1,229	431	2,665	1,362
Total revenues	5,243	1,842	13,932	5,063

Operating costs and expenses:
Lease operating expenses	903	596	2,711	1,881
Geological and geophysical costs	1,245	780	6,973	3,843
Oilfield services costs	648	251	1,680	964
Depreciation, depletion and amortization (DD&A)	553	330	1,652	831
Accretion expense	20	12	59	35
Stock compensation (G&A)	657	712	2,132	2,115
General and administrative (G&A)	1,270	1,080	4,121	3,919
Total operating costs and expenses	5,296	3,761	19,328	13,588

Operating loss	(53)	(1,919)	(5,396)	(8,525)

Other income :
Interest income (net of interest expense) and other income	219	191	255	553
Total other income	219	191	255	553

Net income (loss)	166	(1,728)	(5,141)	(7,972)

Other comprehensive income (loss)
Increase (decrease) in market value of available for sale marketable securities	(56)	8	14	22

Comprehensive income (loss)	$ 110	$ (1,720)	$ (5,127)	$ (7,950)

Basic and diluted net income (loss) per common share	$ 0.00	$ (0.05)	$ (0.14)	$ (0.23)

Basic weighted average number of shares outstanding	37,522	35,162	36,313	35,139

Diluted weighted average number of shares	43,741	35,162	36,313	35,139

FX ENERGY, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	For the Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net loss	$ (5,141)	$ (7,972)
Adjustments to reconcile net loss to net cash used in
operating activities:
Accretion expense	59	35
Depreciation, depletion and amortization	1,652	831
Stock issued for services (G&A)	745	516
Stock compensation (G&A)	2,132	2,115
Increase (decrease) from changes in working capital items:
Accounts receivable	(649)	1,170
Inventory	31	1
Other current assets	(157)	(76)
Other assets	(124)	(102)
Accounts payable and accrued liabilities	1,686	(1,653)
Net cash provided by (used in) operating activities	234	(5,135)

Cash flows from investing activities:
Additions to oil and gas properties	(6,945)	(6,663)
Additions to other property and equipment	(728)	(248)
Additions to marketable securities	(9,325)	(542)
Proceeds from maturities of marketable securities	4,442	14,600
Net cash (used in) provided by investing activities	(12,556)	7,147

Cash flows from financing activities:
Proceeds from sale of common stock, net	12,436	—
Proceeds from exercise of stock options and warrants	1,689	—
Net cash provided by financing activities	14,125	—
Increase in cash and cash equivalents	1,803	2,012
Cash and cash equivalents at beginning of period	4,644	2,390
Cash and cash equivalents at end of period	$ 6,447	$ 4,402